Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	July 31, 2003

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $60.6 million ($6.32 per share) for its second quarter ended June 29, 2003, up from net income of $51.1 million ($5.34 per share) for the second quarter of last year.

Results for the second quarter of 2003 include an early retirement program charge at The Washington Post newspaper (after-tax impact of $1.3 million, or $0.14 per share). Results for the second quarter of 2002 included net losses on the write-down of certain investments (after-tax impact of $3.3 million, or $0.34 per share) and an early retirement program charge at Newsweek (after-tax impact of $1.6 million, or $0.17 per share).

Revenue for the second quarter of 2003 was $706.9 million, up 9 percent from $647.7 million in 2002. The increase in revenue is due mostly to significant revenue growth at the education division. Revenues at the Company’s cable, newspaper publishing, and magazine publishing divisions also increased for the second quarter of 2003, while revenues were down at the broadcast division.

Operating income for the quarter was down 3 percent for the second quarter of 2003 to $106.9 million, from $110.4 million in 2002. The Company’s results were adversely impacted by the sluggish economy, certain incremental costs due to the war in Iraq, increased depreciation expense, higher stock-based compensation expense accruals at the education division, and a reduced net pension credit, partially offset by improved operating results at the education division.

For the first six months of 2003, net income totaled $133.7 million ($13.91 per share), compared with net income of $62.8 million ($6.51 per share) for the same period of 2002. Results for the first six months of 2003 include an after-tax non-operating gain from the sale of the Company’s 50 percent interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share) and an early retirement program charge at The Washington Post newspaper (after-tax impact of $1.3 million, or $0.14 per share). Results for the first six months of 2002 included a transitional goodwill impairment loss (after-tax impact of $12.1 million, or $1.27 per share), charges from early retirement programs at Newsweek (after-tax impact of $7.7 million, or $0.81 per share), and a net non-operating gain from the sale of marketable securities (after-tax impact of $0.6 million, or $0.06 per share).

Revenue for the first half of 2003 was $1,347.4 million, up 8 percent over revenue of $1,248.0 million for the first six months of 2002. Operating income increased 17 percent to $186.0 million, from $159.3 million in 2002. Consistent with the Company’s results for the second quarter of 2003, the Company’s year-to-date results benefited from improved operating results at the education division. Year-to-date results also benefited from improved operating results at the cable, newspaper publishing, and magazine publishing divisions. These factors were offset in part by certain incremental costs due to the war in Iraq, a reduction in operating income at the broadcast division, increased depreciation expense, higher stock-based compensation expense accruals at the education division, and a reduced net pension credit.

The Company’s operating income for the second quarter and first six months of 2003 includes $13.4 million and $26.9 million of net pension credits, respectively, compared to $16.1 million and $32.2 million for the same periods of 2002. At December 29, 2002, the Company reduced its assumption on discount rate from 7.0 percent to 6.75 percent. Due to the reduction in the discount rate and lower than expected investment returns in 2002, the net pension credit for 2003 is expected to be down by about $10 million compared to 2002, excluding charges related to early retirement programs.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $223.1 million for the second quarter of 2003, an increase of 4 percent from revenue of $215.1 million in the second quarter of 2002; division revenue increased 3 percent to $427.2 million for the first six months of 2003, from $415.8 million for the first six months of 2002. Division operating income for the second quarter declined 2 percent to $37.0 million, from operating income of $37.8 million in the second quarter of 2002; operating income increased 5 percent to $58.4 million for the first six months of 2003, compared to operating income of $55.4 million for the first six months of 2002. The decrease in division operating income for the second quarter is due to a $2.2 million pre-tax early retirement program charge at The Washington Post newspaper, a 10 percent increase in newsprint expense, incremental costs associated with the war in Iraq, and a reduced net pension credit, offset by increases in print and online advertising revenue. The increase in operating income for the first six months of 2003 is due to increased advertising revenue and cost control initiatives employed throughout the division, offset by the early retirement program charge noted above and a reduced net pension credit.

Print advertising revenue at The Washington Post newspaper in the second quarter increased 3 percent to $148.1 million, from $143.7 million in 2002, and increased 2 percent to $280.6 million for the first six months of 2003, from $275.3 million for the first six months of 2002. The increase in print advertising revenues for the second quarter of 2003 was due to increases in general and preprint advertising revenues, which more than offset a decline in classified advertising revenue from volume declines.

Classified recruitment advertising revenue decreased $2.8 million during the second quarter, due to a 20 percent volume decline. The increase in print advertising revenues for the first six months of 2003 is primarily due to increases in general and preprint advertising categories, offset by a $5.1 million decrease in classified recruitment advertising revenue resulting from a 19 percent volume decline.

For the first six months of 2003, Post daily and Sunday circulation declined 1.9 percent and 1.1 percent, respectively, compared to the same period of the prior year. For the six months ended June 29, 2003, average daily circulation at The Post totaled 745,000 and average Sunday circulation totaled 1,048,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 27 percent to $11.1 million for the second quarter of 2003, versus $8.7 million for the second quarter of 2002; online revenues increased 27 percent to $20.6 million for the first six months of 2003, versus $16.2 million for 2002. Local and national online advertising revenues grew 47 percent and 59 percent for the second quarter and first six months of 2003, respectively. Revenues at the Jobs section of washingtonpost.com increased 24 percent in the second quarter of 2003 and increased 21 percent for the first six months of 2003.

Television Broadcasting

Revenue for the television broadcasting division decreased 5 percent in the second quarter of 2003 to $81.8 million, from $86.1 million in 2002, due to declines in both local and national advertising and higher political advertising in 2002. For the first six months of 2003, revenue decreased 6 percent to $152.6 million, from $161.5 million in 2002, due to heavy Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2002, declines in both local and national advertising, higher political advertising in 2002, and several days of commercial-free coverage in connection with the Iraq war in March 2003.

Operating income for the second quarter and first six months of 2003 decreased 10 percent and 15 percent, respectively, to $39.0 million and $65.3 million, respectively, from operating income of $43.5 million and $77.0 million for the second quarter and first six months of 2002, respectively. The operating income declines are primarily related to the revenue reductions discussed above.

In July 2002, WJXT in Jacksonville, Florida began operations as an independent station when its network affiliation with CBS ended.

Magazine Publishing

Revenue for the magazine publishing division totaled $91.9 million for the second quarter of 2003, a 3 percent increase from $88.9 million for the second quarter of 2002; division revenue totaled $169.4 million for the first six months of 2003, a 3 percent increase from $163.9 million for the first six months of 2002. The revenue increase for the second quarter was primarily due to the timing of the primary trade show of PostNewsweek Tech Media, which was in the second quarter of 2003 versus the first quarter of 2002. This increase more than offset a second quarter drop of 6 percent in advertising revenues at Newsweek due to declines in ad pages at both the domestic and international editions. Travel-related advertising revenues at the Pacific edition of Newsweek were down sharply in the second quarter of 2003 due to the SARS outbreak. The increase in revenues for the first six months of 2003 is primarily due to increased advertising revenue at Newsweek, as a result of increased ad pages at the domestic edition, as well as one additional issue of both the domestic and international editions.

Operating income totaled $12.4 million for the second quarter of 2003, a 7 percent decline from operating income of $13.3 million in the second quarter of 2002. In the second quarter of 2002, Newsweek had a $2.7 million charge in connection with  an early retirement program. The decline in operating income is primarily due to the reduction in advertising revenue, increased manufacturing and distribution expenses at the international editions of Newsweek, and a reduced net pension credit. Operating income totaled $13.2 million for the first six months of 2003, up from operating income of $1.7 million for the first six months of 2002. The year-to-date improvement in operating results is primarily attributable to $13.0 million in charges in connection with early retirement programs at Newsweek in 2002.

Cable Television

Cable division revenue of $114.6 million for the second quarter of 2003 represents a 6 percent increase over 2002 second quarter revenue of $108.0 million; for the first six months of 2003, revenue increased 7 percent to $224.9 million, from $210.0 million in 2002. The 2003 revenue increase is principally due to rapid growth in the division’s cable modem and digital service revenues, offset by lower pay and basic revenues due to fewer basic and pay subscribers and the lack of rate increases due to a decision to freeze most rates for Cable One subscribers in 2003 (the Company’s price increases normally take effect in the second quarter each year).

Cable division operating income for the second quarter of 2003 decreased 2 percent to $21.2 million, from operating income of $21.8 million for the second quarter of 2002. The decrease in operating income is due mostly to the division’s higher depreciation and programming expenses, along with an increase in technical, internet, marketing, and employee benefits costs; part of the decrease is also attributable to the rate freeze on subscribers noted above. Cable division operating income for the first six months of 2003 increased 11 percent to $42.0 million, from operating income of $37.8 million for the first six months of 2002. The increase is due mostly to the division’s significant revenue growth, offset by higher depreciation and programming expenses, along with an increase in technical, internet, marketing, and employee benefits costs.

The increase in depreciation expense is due to significant capital spending in recent years that has enabled the cable division to offer digital and broadband cable services to its subscribers. The cable division began its rollout plan for these services in the third quarter of 2000. At June 30, 2003, the cable division had approximately 210,000 digital cable subscribers, representing a 30 percent penetration of the subscriber base  in the markets where digital services are offered. Digital services are offered in markets serving 99 percent of the cable division’s subscriber base. The initial rollout plan for the new digital cable services included an offer for the cable division’s customers to obtain these services free for one year. At the end of June 2003, the cable division had about 203,900 paying digital subscribers.

At June 30, 2003, the cable division had 714,500 basic subscribers, lower than 736,100 basic subscribers at the end of June 2002 and 718,000 basic subscribers at the end of December 2002. At June 30, 2003, the cable division had 106,600 CableONE.net service subscribers, compared to 60,600 at the end of June 2002, due to a large increase in the Company’s cable modem deployment (offered to 99 percent of homes passed at the end of June 2003) and take-up rates.

At June 30, 2003, Revenue Generating Units (RGUs), representing the sum of basic, digital, and high-speed data customers, as defined by the NCTA Standard Reporting Categories, totaled 1,025,400, compared to 886,300 as of June 30, 2002. The increase is due to increased paying digital cable and high-speed data customers.

Education

Education division revenue totaled $195.6 million for the second quarter of 2003, a 31 percent increase over revenue of $149.7 million for the same period of 2002. Kaplan reported operating income for the second quarter of 2003 of $3.5 million, compared to operating income of $0.6 million in the second quarter of 2002. Approximately 41 percent of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. For the first six months of 2003, education division revenue totaled $373.3 million, a 26 percent increase over revenue of $296.8 million for the same period of 2002. Kaplan reported operating income of $19.5 million for the first six months of 2003, compared to operating income of $0.1 million for the first six months of 2002. Approximately 33 percent of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. A summary of operating results for the second quarter and the first six months of 2003 compared to 2002 is as follows:

	Second Quarter			YTD
(In thousands)	2003	3003	% Change	2003	2002	% Change
Revenue
Supplemental education	$115,708	$92,623	25	$213,890	$183,373	17
Higher education	79,852	57,072	40	159,448	113,403	41

	$195,560	$149,695	31	$373,338	$296,776	26

Operating income (loss)
Supplemental education	$21,643	$10,989	97	$40,195	$24,191	66
Higher education	9,099	5,065	80	24,021	13,951	72
Kaplan corporate overhead	(6,893)	(5,314)	(30)	(14,333)	(11,216)	(28)
Other*	(20,322)	(10,116)	(101)	(30,429)	(26,852)	(13)

	$3,527	$624	465	$19,454	$74	—

*Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training, and Score! businesses. On March 31, 2003, Kaplan completed its acquisition of Financial Training Corporation (FTC) for £55.3 million ($87.4 million), financed through cash and debt. Headquartered in London, FTC provides test preparation services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. The improvement in supplemental education results for the second quarter and the first six months of 2003 is due to increased enrollment at Kaplan’s traditional test preparation business, significant increases in the professional real estate courses, and the FTC acquisition. Score! also contributed to the improved results, with increased enrollments at existing centers, and five new centers compared to last year.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Higher education results are showing significant growth due to student enrollment increases, high student retention rates, and several acquisitions.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office, including expenses associated with the design and development of educational software that, if successfully completed, will benefit all of Kaplan’s business units.

Other expense is comprised of accrued charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. The Company recorded expense of $20.0 million and $10.0 million for the second quarter of 2003 and 2002, respectively, and $30.0 and $26.6 million for the first six months of 2003 and 2002, respectively, related to this plan. The increased stock compensation expense in the second quarter of 2003 reflects the positive earnings growth of Kaplan and the general rise in valuations of education companies.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the second quarter of 2003 was $5.5 million, compared to losses of $9.2 million for the second quarter of 2002. For the first six months of 2003, the Company’s equity in losses of affiliates totaled $8.2 million, compared to losses of $15.7 million for the same period of 2002. The Company’s affiliate investments consist of a 49 percent interest in BrassRing LLC and a 49 percent interest in Bowater Mersey Paper Company Limited. BrassRing results improved this year, despite a 2003 second quarter charge arising from the shutdown of one of the BrassRing businesses, which increased the Company’s equity in losses of BrassRing by $2.2 million. The Company’s equity in losses of BrassRing totaled $4.3 million and $6.3 million for the second quarter and first six months of 2003, respectively, compared to $6.5 million and $10.7 million for the same periods of 2002.

On January 1, 2003, the Company sold its 50 percent interest in the International Herald Tribune for $65 million and the Company recorded an after-tax non-operating gain of $32.3 million in the first quarter of 2003.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $2.3 million for the second quarter of 2003, compared to $6.0 million of non-operating expense, net, in the second quarter of 2002. The 2003 non-operating income, net, is primarily related to foreign currency gains, and the 2002 non-operating expense, net, includes charges for the write-down of certain investments.

The Company recorded non-operating income, net, of $50.4 million for the first six months of 2003, compared to non-operating income, net, of $0.5 million for the same period of the prior year. The 2003 non-operating income, net, is comprised mostly of a $49.8 million pre-tax gain from the sale of the Company’s 50 percent interest in the International Herald Tribune. The 2002 non-operating income, net, includes a gain on the sale of marketable securities, offset by write-downs recorded on certain investments.

Net Interest Expense

The Company incurred net interest expense of $6.2 million for the second quarter of 2003, compared to $8.7 million for the second quarter of 2002; net interest expense totaled $13.3 million for the first six months of 2003, versus $17.5 million in 2002. The reduction is due to lower average borrowings in the first six months of 2003 versus the same period of the prior year. At June 30, 2003, the Company had $622.9 million in borrowings outstanding at an average interest rate of 4.1 percent.

Provision for Income Taxes

The effective tax rate for the second quarter and first six months of 2003 was 37.8 percent, compared to 40.9 percent for the same periods of 2002. The 2003 rate benefited from the 35.1 percent effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune. The effective tax rate for 2003 has also declined due to an increase in operating earnings and a decrease in the overall state tax rate.

Cumulative Effect of Change in Accounting Principle

In 2002, the Company completed its transitional goodwill impairment test required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), resulting in an after-tax impairment loss of $12.1 million, or $1.27 per share, related to PostNewsweek Tech Media (part of magazine publishing segment). This loss is included in the Company’s 2002 results as a cumulative effect of change in accounting principle.

Earnings Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2003 was based on 9,555,000 and 9,554,000 weighted average shares outstanding, respectively, compared to 9,521,000 and 9,516,000 weighted average shares outstanding, respectively, for the second quarter and first six months of 2002. The Company made no significant repurchases of its stock during the first half of 2003.

Stock Options – Change in Accounting Method

Effective the first day of the Company’s 2002 fiscal year, the Company adopted the fair-value-based method of accounting for Company stock options as outlined in Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). This change in accounting method was applied prospectively to all awards granted from the beginning of the Company’s fiscal year 2002 and thereafter. Stock options awarded prior to fiscal 2002 are accounted for under the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

The Company recorded $284,000 in Company stock option expense for the first half of 2003; there was no Company stock option expense in the first half of 2002.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2003	2002
Operating revenues	$706,940	$647,703	9
Operating expenses	(556,467)	(495,830)	12
Depreciation	(43,212)	(41,286)	5
Amortization	(363)	(159)	128

Operating income	106,898	110,428	(3)
Equity in losses of affiliates, net	(5,524)	(9,183)	(40)
Interest income	458	59	676
Interest expense	(6,658)	(8,797)	(24)
Other income, net	2,274	(5,963)	—

Income before income taxes	97,448	86,544	13
Provision for income taxes	(36,800)	(35,400)	4

Net income	60,648	51,144	19
Redeemable preferred stock dividends	(258)	(259)	—

Net income available for common stock	$60,390	$50,885	19

Basic earnings per share	$6.34	$5.35	19

Diluted earnings per share	$6.32	$5.34	18

Basic average shares outstanding	9,527,000	9,503,000
Diluted average shares outstanding	9,555,000	9,521,000

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		Change %
	2003	2002
Operating revenues	$1,347,380	$1,248,025	8
Operating expenses	(1,074,271)	(1,005,935)	7
Depreciation	(86,607)	(82,459)	5
Amortization	(512)	(311)	65

Operating income	185,990	159,320	17
Equity in losses of affiliates, net	(8,166)	(15,689)	(48)
Interest income	573	192	198
Interest expense	(13,896)	(17,664)	(21)
Other income, net	50,409	491	—

Income before income taxes and cumulative effect of change in accounting principle	214,910	126,650	70
Provision for income taxes	(81,200)	(51,800)	57

Income before cumulative effect of change in accounting principle	133,710	74,850	79
Cumulative effect of change in method of accounting for goodwill and other intangible assets	—	(12,100)	—

Net income	133,710	62,750	113
Redeemable preferred stock dividends	(775)	(784)	(1)

Net income available for common stock	$132,935	$61,966	115

Basic earnings per share:
Before cumulative effect of change in accounting principle	$13.95	$7.79	79
Cumulative effect of change in accounting principle	—	(1.27)	—

Net income available for common stock	$13.95	$6.52	114

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$13.91	$7.78	79
Cumulative effect of change in accountingprinciple	—	(1.27)	—

Net income available for common stock	$13.91	$6.51	114

Basic average shares outstanding	9,527,000	9,501,000
Diluted average shares outstanding	9,554,000	9,516,000

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2003	2002		2003	2002
Operating Revenues:
Newspaper publishing	$223,142	$215,067	4	$427,182	$415,839	3
Television broadcasting	81,825	86,092	(5)	152,577	161,510	(6)
Magazine publishing	91,861	88,886	3	169,363	163,904	3
Cable television	114,552	107,963	6	224,920	209,996	7
Education	195,560	149,695	31	373,338	296,776	26

	$706,940	$647,703	9	$1,347,380	$1,248,025	8

Operating Expenses:
Newspaper publishing	$186,112	$177,256	5	$368,794	$360,485	2
Television broadcasting	42,839	42,633	0	87,244	84,500	3
Magazine publishing	79,457	75,614	5	156,122	162,210	(4)
Cable television	93,304	86,197	8	182,910	172,188	6
Education	192,033	149,071	29	353,884	296,702	19
Corporate office	6,297	6,504	(3)	12,436	12,620	(1)

	$600,042	$537,275	12	$1,161,390	$1,088,705	7

Operating Income:
Newspaper publishing	$37,030	$37,811	(2)	$58,388	$55,354	5
Television broadcasting	38,986	43,459	(10)	65,333	77,010	(15)
Magazine publishing	12,404	13,272	(7)	13,241	1,694	682
Cable television	21,248	21,766	(2)	42,010	37,808	11
Education	3,527	624	465	19,454	74	—
Corporate office	(6,297)	(6,504)	3	(12,436)	(12,620)	1

	$106,898	$110,428	(3)	$185,990	$159,320	17

Depreciation:
Newspaper publishing	$10,451	$10,744	(3)	$21,748	$21,623	1
Television broadcasting	2,774	2,784	0	5,520	5,549	(1)
Magazine publishing	929	1,022	(9)	1,881	2,072	(9)
Cable television	22,964	20,738	11	45,677	41,217	11
Education	6,094	5,998	2	11,781	11,998	(2)

	$43,212	$41,286	5	$86,607	$82,459	5

Amortization:
Newspaper publishing	$4	$4	0	$8	8	0
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	37	39	(5)	75	78	(4)
Education	322	116	178	429	225	91

	$363	$159	128	$512	$311	65